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Exhibit 99.1

DESCRIPTION OF BUSINESS

Overview

        IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline ... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. IAC currently operates a diversified portfolio of specialized and global brands in the retailing, services, media & advertising, membership & subscriptions and travel industries. IAC enables billions of dollars of consumer-direct transactions for products and services via the internet and telephone. All references to the "IAC," the "Company," "we," "our," or "us" in this Exhibit 99.1 are to IAC/InterActiveCorp.

        IAC consists of the following sectors:

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  Retailing, which includes U.S. and International;

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  Services, which includes Ticketing, Financial Services and Real Estate, Teleservices and Home Services (since September 2004);

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  Media & Advertising;

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  Membership & Subscriptions, which includes Vacations, Personals and Discounts; and

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  Expedia, Inc., which includes Expedia.com, Hotels.com, Hotwire and TripAdvisor (since April 2004).

Spin-Off of Expedia

        On December 21, 2004, IAC announced its plans to separate its travel businesses into an independent public company in order to better achieve certain strategic objectives of its various businesses. We refer to this transaction as the "Spin-Off" and to the new company that will hold the travel and travel-related businesses of IAC as "Expedia". On July 19, 2005, IAC's shareholders approved the Spin-Off. IAC completed the Spin-Off on August 9, 2005. Following the Spin-Off:

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  Expedia consists of the travel and travel-related businesses and investments that IAC currently operates (other than Interval and TV Travel Shop ("TVTS"), which were not spun-off by IAC with Expedia); and

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  IAC continues to operate and/or manage its remaining businesses and investments, which currently comprise its Retailing, Services, Media & Advertising and Membership & Subscriptions sectors.

Recent Developments

        In addition, on July 19, 2005, IAC completed the acquisition of Ask Jeeves, Inc. ("Ask Jeeves"), a leading provider of world-class information retrieval technologies, brands and services that are available to consumers across a range of platforms, including destination websites, downloadable search-based applications and portals. The Media & Advertising sector will include the results of Ask Jeeves beginning in the third quarter of 2005.

        Further, on April 1, 2005, IAC completed it acquisition of Cornerstone Brands, Inc., a portfolio of leading print catalogs and online retailing sites that sell home products and leisure and casual apparel. The U.S. Retailing segment will include the results of Cornerstone Brands beginning in the second quarter of 2005.

Retailing

  U.S. Retailing

        Overview.    U.S. Retailing consists of HSN and the brands and business it operates. HSN sells a variety of consumer products, primarily through the HSN and America's Store television networks and HSN.com, as well as through consumer catalog services and infomercials. The HSN and America's Store television networks both broadcast live, customer interactive electronic retail sales programming 24 hours a day, seven days a week.

        Programming produced by HSN is intended to promote sales and customer loyalty through a combination of product quality, price and value, coupled with product information and entertainment. Programming on the HSN and America's Store television networks is divided into separately televised segments, each of which has a host who presents and conveys information regarding the featured product, sometimes with the assistance of a representative from the product vendor.

        HSN Merchandise.    HSN features over 25,000 consumer products, including jewelry, computers and electronics, home fashions, cookware and kitchen aids and health, beauty and fitness products, among others. Featured products include exclusive, third party-branded products, as well as HSN-branded products.

        HSN provides viewers with a number of convenient options in connection with the purchase, payment and shipping of merchandise, which vary by product, including the AutoShip program, pursuant to which customers can arrange to have purchases automatically sent and billed to them on a regularly scheduled basis, and the Flexpay option, which allows customers to pay for purchases in up to five monthly, interest-free installments. Standard and express shipping options are available and customers may generally return most merchandise within 30 days of receipt for a full refund or exchange.

        HSN purchases merchandise made to its specifications, as well as merchandise from name brand vendors and other third party lines, typically under certain exclusive rights, and overstock inventories from wholesalers, the mix and source of which depends upon a variety of factors, including price and availability. HSN generally does not enter into long-term supply arrangements with any of its vendors, given that there are a variety of sources of supply available.

        Reach.    As of December 31, 2003 and 2004, the HSN television network reached approximately 81.1 million and 85.5 million of the approximately 108.4 million and 109.6 million homes in the United States with a television set, respectively. Television households reached by the HSN television network as of December 31, 2003 and 2004 primarily include approximately 61.9 million and 62.6 million households capable of receiving cable and/or broadcast transmissions and approximately 18.6 million and 22.6 million direct broadcast satellite system, or DBS, households, respectively.

        As of December 31, 2003 and 2004, the America's Store television network reached approximately 10.4 and 13.0 million DBS households and approximately 7.1 million and 6.2 million cable television households, of which approximately 3.5 million and 4.3 million were distributed on a digital tier, respectively. Of the total number of cable television households that received the America's Store television network as of December 31, 2003 and 2004, approximately 6.9 and 6.0 million, respectively, also received the HSN television network.

        HSN produces live programming for the HSN and America's Store television networks in its studios in St. Petersburg, Florida. HSN distributes its programming by means of its satellite uplink facilities, which it owns and operates, to two satellite transponders leased by HSN on a full-time basis through May 2019 and November 2019.

        Pay Television Distribution.    HSN has entered into multi-year affiliation agreements with cable operators and the two largest DBS operators in the United States to carry the HSN and/or America's Store television networks, as well as to promote one or both networks by carrying related commercials and distributing related marketing materials to their respective subscriber bases. In exchange for this carriage and related promotional and other efforts, including commitments to deliver pre-determined numbers of subscribers over specified time periods, HSN generally pays these pay television operators a commission, based on a percentage of the net merchandise sales, to their subscriber bases. In certain cases, pay television operators receive additional compensation in the form of the purchase of advertising time on other programming networks, commission guarantees and/or upfront payments in exchange for their commitments to deliver subscribers.

        From time to time, pending the renewal of an existing affiliation agreement or the negotiation of a new affiliation agreement, the HSN and/or America's Store television networks will be carried by one or more pay television operators without an effective affiliation agreement in place. Renewal and negotiation processes with pay television operators are typically protracted. Existing affiliation agreements with certain major cable operators and DBS operators are scheduled to expire over the course of 2005. Some, but not all of these agreements, contain renewal provisions. While HSN intends to pursue the renewal of, or negotiate new, cable and DBS affiliation agreements to carry the HSN and/or America's Store television networks, no assurances can be given that it will be able to do so on acceptable terms, if at all.

        Broadcast Television Distribution.    As of December 31, 2004, HSN also had affiliation agreements with 1 full-time, full power television station, 18 part-time, full power television stations and 103 low power television stations for carriage of the HSN and/or America's Store television networks with terms ranging from several weeks to several years. In exchange for this carriage, HSN pays broadcast television stations hourly or monthly fixed rates. The HSN and/or America's Store networks are also distributed on a full-time basis by 27 low power television stations pursuant to a long-term affiliation agreement between HSN and Ventana Television, Inc., a wholly-owned subsidiary of IAC.

        HSN.com.    HSN operates HSN.com, a transactional e-commerce site that serves as an alternative storefront for merchandise featured on the HSN and/or America's Store television networks, as well as a significant amount of additional inventory available only through HSN.com. HSN.com also provides consumers with additional content to support and enhance HSN television programming, including an online program guide, a 24-hour product review through which consumers can find and view products previously featured on the HSN television network, live streaming video of the HSN television network and additional information about HSN show hosts and guest personalities. Consumers can also track the status of their online orders, communicate directly with customer service via e-mail and manage their account information through HSN.com. HSN.com generated approximately 15.9% of HSN sales in 2004.

        Catalog Services and Infomercials.    HSN catalog services consists of three consumer catalogs and related websites that feature thousands of home, yard and automotive products. New editions of the full-color catalogs are mailed to customers several times each year for a total annual circulation of over 80 million catalogs.

        On April 1, 2005, IAC acquired Cornerstone Brands, a portfolio of leading print catalogs and related online retailing sites that sell home products and leisure and casual apparel. Cornerstone Brands' portfolio includes Frontgate, Ballard Designs, Garnet Hill, Smith and Noble, The Territory Ahead and TravelSmith. IAC currently operates and manages the existing catalog services of HSN as part of Cornerstone Brands. HSN also offers select products through nationwide infomercial campaigns, which it produces and manages, on pay television networks on a limited basis.

  International Retailing

        As of December 31, 2004, International Retailing consisted of HSE-Germany, as well as minority interests in home shopping businesses in China and Japan.

        HSE-Germany.    As of December 31, 2004, International Retailing owned approximately 90% of HSE-Germany. HSE-Germany operates a German-language home shopping business that is broadcast 24 hours a day, seven days a week, in Germany, Austria and Switzerland and also generates sales on its own website. International Retailing acquired the remaining 10% interest in HSE-Germany that it did not already own on February 9, 2005. As of December 31, 2004, HSE-Germany had approximately 19.9 million cable and 9.8 million satellite subscribers in Germany, approximately 943,000 cable and 1.0 million satellite subscribers in Austria and approximately 1.3 million cable and 220,000 satellite subscribers in Switzerland.

        HSE-Germany does not need a license from German state media authorities to broadcast its programming over-the-air, via cable or via satellite. However, HSE-Germany generally must still obtain the right to broadcast its programming in a given state on a given cable channel from state media authorities in each of Germany's 16 states on a periodic basis, generally every 18 to 24 months. HSE-Germany enters into affiliation agreements with local cable operators in each of Germany, Austria and Switzerland, as well as with one principal DBS operator for carriage in all of these countries. No assurances can be given that HSE-Germany will be able to maintain its existing rights to broadcast its programming over the cable networks of each of Germany's 16 states and/or negotiate affiliation agreements with pay television operators on acceptable terms, if at all.

  Competition

        U.S. Retailing.    HSN operates in a highly competitive environment. The HSN and America's Store television networks are in direct competition with traditional offline and online retailers, ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, such as mail order and catalog companies, and discount retailers. The HSN and America's Store television networks compete with, and HSN expects to face increasing competition from, other companies that market merchandise by means of live television. The HSN and America's Store television networks also compete for access to customers and audience share with other conventional forms of entertainment and content. The price and availability of programming for pay television systems affect the availability of distribution for HSN programming and the compensation that must be paid to pay television operators for related carriage.

        In addition, competition for channel capacity has increased. While the advent of digital cable may decrease this competition, this additional capacity may encourage competitors to enter the marketplace, which could adversely affect the ability of HSN to attract viewers and customers. No prediction can be made with respect to the extent to which digital technology will ultimately impact the availability of channel capacity or the ability of new competitors to enter the marketplace. Also, certain broadcast television stations can demand carriage on local cable systems pursuant to "must-carry" rights, which may apply to digital television in the future. HSN is and will continue to be affected by these mandatory carriage rights to the extent that they decrease the number of available cable channels. No assurances can be provided that HSN will be able to secure well-positioned channel capacity on attractive terms and its inability to do so could have a material adverse effect on its business, financial condition and results of operations.

        HSN.com competes with numerous brick-and-mortar retailers, other online and offline retailers, catalog merchants and television shopping channels. A number of HSN.com's online competitors have a larger user base and greater expertise in developing online commerce. HSN believes that the principal competitive factors in this market are selection of goods, customer service, reliability of delivery, brand recognition, convenience and accessibility, price, quality of search tools and system reliability.

        International Retailing.    HSE-Germany competes in Germany with traditional retailers, direct marketing retailers and other electronic retailers, some of which offer 24-hour electronic retailing or use infomercials and a small amount of live programming.

  Regulation

        Congress, the FCC and federal courts currently are reviewing certain existing cable, newspaper and media ownership restrictions. Depending on the outcome of FCC proceedings and of any subsequent court review, individual cable operators might acquire control over larger segments of the nation's cable customers and channels, in which case HSN could be required to negotiate with fewer cable operators that would control larger portions of the market for the terms of and opportunity to secure carriage. Regardless of the outcome of these FCC proceedings, the antitrust laws could impose independent limitations on the concentration of cable ownership. HSN cannot predict the outcome of these FCC proceedings, any subsequent court challenges, or future applications of the antitrust laws. No assurances can be made that the outcome of these FCC proceedings and subsequent marketplace activity would not materially affect HSN or IAC.

        HSN is subject to a variety of consumer protection laws and regulations relating to the accuracy of its product claims.

Services

  Ticketing

        Overview.    Ticketing consists primarily of Ticketmaster and the brands and businesses it operates, including ReserveAmerica, among others. Ticketmaster and its affiliated brands provide online and offline ticketing services through Ticketmaster-owned websites, operator-staffed call centers and independent retail outlets, serving many of the foremost venues, entertainment facilities, promoters and professional sports franchises in the United States and abroad, including in Canada, Denmark, Finland, Ireland, the Netherlands, Norway, Sweden and the United Kingdom. Ticketmaster has also entered into joint ventures with third parties to provide ticket distribution services in Australia and Mexico.

        Ticketmaster has continued to expand its ticketing operations into territories outside of the United States and continues to experience growth in these markets. Ticketmaster sold approximately 26.1 million tickets in 2003 as compared to approximately 29.3 million in 2004 in these markets (excluding sales by unconsolidated international joint ventures).

        Ticketmaster also continues to expand its ticket distribution capabilities through the continued development of its website, www.ticketmaster.com, and related domestic and international websites, which are designed to promote ticket sales for live events and disseminate event information. Ticketmaster's primary ticketing website, www.ticketmaster.com, is a leading online ticketing service that enables consumers to purchase tickets over the Internet for live music, sports, arts and family entertainment events presented by Ticketmaster's clients. Consumers can access www.ticketmaster.com directly, or from the websites of Ticketmaster's affiliates, including Citysearch, and through numerous direct links from banners and event profiles hosted by approved third party websites. In addition, www.ticketmaster.com and related international websites provide local information and original content regarding live events for Ticketmaster clients throughout the United States and abroad. Ticketmaster has experienced growth in ticket sales through its websites in recent years and Ticketmaster expects that this trend will continue during the next several fiscal years, although at a slower pace. As of December 31, 2004, online ticket sales through www.ticketmaster.com and related websites accounted for more than one half of Ticketmaster's ticketing volume.

        Ticketmaster System.    Ticketmaster believes that its proprietary operating system and software, generally referred to as the Ticketmaster System, as well as its extensive distribution capabilities, provide its clients with a number of benefits. The Ticketmaster System, which includes both hardware and software, is typically located in a data center that is managed by Ticketmaster staff. The Ticketmaster System provides a single, centralized inventory control and management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. All necessary hardware and software required for the use of the Ticketmaster System is installed in a client's facility box office, call centers or remote sales outlets. The versatility of the Ticketmaster System allows it to be customized to satisfy a full range of client requirements. In areas of Europe outside of the United Kingdom and Ireland, Ticketmaster's operating businesses generally use localized versions of Ticketmaster's proprietary operating system and software, or their own separate, local operating systems and software, all of which are also proprietary to Ticketmaster.

        Client Relationships.    Ticketmaster generally enters into written agreements with its clients pursuant to which it agrees to provide the Ticketmaster System and related systems purchased by the client, and to serve as the client's exclusive ticket sales agent for all sales of individual tickets sold to the general public outside of the facility's box office, including any tickets sold at remote sales outlets, over the phone or via the Internet, for specified multi-year periods. Pursuant to an agreement with a facility, Ticketmaster generally is granted the right to sell tickets for all events presented at that facility for which tickets are publicly available, and as part of such arrangement Ticketmaster installs the necessary ticketing equipment in the facility's box office. An agreement with a promoter generally grants Ticketmaster the right to sell tickets for all events presented by that promoter at any facility for which tickets are publicly available, unless the facility is covered by an exclusive agreement with Ticketmaster or another automated ticketing service company.

        Ticketmaster generally does not buy tickets from its clients for resale to the public and typically assumes no financial risk for unsold tickets. All ticket prices are determined by Ticketmaster's clients. Ticketmaster's clients also generally determine the scheduling of when tickets go on sale to the public and what tickets will be available for sale through Ticketmaster. Facilities and promoters, for example, often handle group sales and season tickets in-house. Ticketmaster only sells a portion of its clients' tickets, the amount of which varies from client to client and varies as to any single client from year to year.

        Revenues.    Ticketing revenue is generated principally from convenience charges and order processing fees received by Ticketmaster for each ticket sold by Ticketmaster on behalf of its clients. These charges are negotiated and included in Ticketmaster's contracts with its clients. Pursuant to its contracts with clients, Ticketmaster is granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold through www.ticketmaster.com, by telephone and through remote sales outlets and other media. There is an additional "order processing" fee on all ticket orders sold by Ticketmaster, other than at remote sales outlets. Generally, the amount of the convenience charge is determined during the contract negotiation process, and typically varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased through www.ticketmaster.com, by telephone, through a remote sales outlet or other media. Any deviations from those amounts for any event are negotiated and agreed upon by Ticketmaster and its client prior to the commencement of ticket sales. Generally, the agreement between Ticketmaster and a client will also establish the amounts and frequency of any increases in the convenience charge and order processing fees during the term of the agreement. In certain cases, clients may participate in the convenience charges and/or order processing fees paid by ticket purchasers for tickets bought through Ticketmaster for their events. The amount of such participation, if any, is determined by negotiation between Ticketmaster and the client.

        ReserveAmerica.    ReserveAmerica, an outdoor recreation reservation services company, is a leading provider of camping and ticketing services and software to United States federal and state agencies. Specific areas include services for outdoor recreation point-of-sale systems, tour ticketing management, camping reservations and general recreation ticketing to public land attractions. The ReserveAmerica system permits the general public to make camping reservations and obtain access to public recreation attractions over the Internet, by telephone and in person. ReserveAmerica's websites, www.reserveamerica.com, www.reserveusa.com., hearst.reserveamerica.com and www.bwcaw.org service up to 1,500,000 visitors monthly. ReserveAmerica also maintains four telephone call centers in New York, California, Florida and Wisconsin.

        Competition.    Ticketmaster's ticketing business faces competition from other national, regional and local ticketing service companies and entertainment organizations with ticketing distribution capabilities, as well as from its clients and aggregations of its clients, such as major league sports leagues, which increasingly have the capability to fulfill ticketing distribution and management functions through their own systems. Not all facilities, promoters and other potential clients use the services of an automated ticketing company, choosing instead to distribute their tickets through their own internal box offices or other distribution channels.

        Other companies compete with Ticketmaster by selling stand-alone automated ticketing systems to enable facilities to do their own ticketing. Several of Ticketmaster's competitors have operations in multiple locations, while others compete principally in one specific geographic location. Ticketmaster experiences substantial competition for potential client accounts and renewals of contracts on a regular basis. Accordingly, there can be no assurance that prospective or renewal clients will enter into contracts with Ticketmaster rather than Ticketmaster's competitors (including clients that choose to self-distribute with or without the assistance of the numerous companies that support self-distribution). Ticketmaster competes on the basis of products and service provided, capability of the ticketing system, its distribution network, reliability and price.

        As an alternative to purchasing tickets through Ticketmaster, ticket purchasers generally may purchase tickets from the facility's box office at which an event will be held or by season, subscription or group sales directly from the venue or promoter of the event. Although Ticketmaster's clients may process sales of these tickets through the Ticketmaster System, Ticketmaster derives no convenience charge or other processing revenue from the ticket purchasers with respect to those ticket purchases.

        Regulation.    Ticketmaster is subject to certain state and local regulations, including laws in several states establishing maximum convenience and processing charges on tickets for certain live events in the primary and/or secondary ticketing markets. Other legislation that could affect the way Ticketmaster does business, including legislation that would further regulate convenience charges and order-processing fees, is introduced from time to time in federal, state and local legislative bodies in the United States and abroad. Ticketmaster is unable to predict whether any such legislation will be adopted and, if so, the impact on its business.

Financial Services and Real Estate

        Overview.    Financial Services and Real Estate consists of LendingTree and the brands and businesses it operates, collectively referred to as LendingTree. LendingTree's primary businesses are online exchanges that connect consumers and service providers in the lending and real estate industries and offer related services and products. Consumers can access LendingTree's services and products through three channels: LendingTree websites, third party websites and by telephone.

        Financial Services.    LendingTree's lending exchange services encompass most consumer credit categories, including mortgages (in connection with purchases and refinancings), home equity, automobile loans, personal and debt consolidation loans and credit cards. Consumers seeking loan products through a LendingTree channel generally begin the process by completing a simple online request, or qualification form. Consumer information is then automatically compared to the underwriting criteria of participating lenders. Qualified consumers can receive multiple loan offers from participating lenders or LendingTree Loans (as described below) in response to a single request and then compare, review and accept the offer that best suits their needs.

        LendingTree generates financial services revenues from fees paid by participating lenders for the transmission of qualification forms that meet their underwriting criteria. Since a given qualification form can be transmitted to more than one participating lender (generally, up to five), LendingTree typically generates multiple transmission fees from the same qualification form. In certain cases, fees are paid to LendingTree when the participating lender who received the qualification form closes a loan with the consumer. LendingTree also generates fees from the sale of loans into secondary markets and borrowers.

        In December 2004, LendingTree acquired Home Loan Center, a consumer direct lender now known as LendingTree Loans, which originates, processes, approves and funds mortgage, home equity, refinancing and debt consolidation loans in its own name. LendingTree Loans generally sells closed loans that it funds to investors in the secondary mortgage market. Consumer leads generated by LendingTree's exchanges are directed either to participating lenders or LendingTree Loans. Due to the volume and diversity of consumer leads generated by LendingTree's exchanges, LendingTree believes that it will continue to deliver value to its participating lenders as a cost-effective distribution channel.

        Real Estate Services.    Consumers interested in working with a real estate professional in connection with the purchase or sale of an existing or newly-constructed home can access LendingTree's real estate-related services online and complete a simple form. In the case of existing home transactions, upon completion of the form the consumer is provided with a choice of local real estate professionals from a nationwide network. Upon selection of a real estate professional, the consumer's information is forwarded to the real estate professional via web-based technology. In the case of newly-constructed homes, LendingTree provides consumers with a coupon that is presented to their new homebuilder, registering a LendingTree brand as the real estate broker of record. In all cases, if the consumer and the real estate professional agree to work together, the remainder of the transaction is completed locally and in certain cases, the consumer may be eligible for rebates and promotional incentives.

        LendingTree generates real estate revenues from cooperative brokerage fees when the transmission of consumer information to the real estate professional results in the purchase or sale of a home, upon the transmission of consumer information to a participating real estate professional or in advance for the right to receive leads on a recurring basis over pre-determined time periods. In the case of consumer leads provided to new homebuilders, LendingTree earns a real estate commission when the consumer and the builder close a transaction.

        Competition.    In the case of lending-related services, LendingTree competes with traditional offline lending institutions and financial service companies, as well as with online lenders (including traditional offline lending institutions that have developed their own stand-alone online lending channels) that originate the bulk of their loans through their own websites or the telephone. These companies typically operate branded websites and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development arrangements with other properties, including major portals. In the case of real estate-related services, LendingTree competes with traditional offline real estate companies, as well as websites that provide online real estate referral services for a fee and websites that offer real estate broker lists without related services and customer support.

        Regulation.    Services available through LendingTree's brands and businesses are subject to extensive regulation by various federal, state and in some instances, local, governmental authorities.

        Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states. In addition, LendingTree is required to obtain real estate broker licenses in numerous states to operate its real estate referral services.

        Some states have regulations that prohibit real estate brokers from providing consumers with a rebate or other incentives in connection with a real estate transaction. Additional states could promulgate similar regulations or interpret existing regulations in a way that limits the ability of LendingTree's real estate exchanges to offer consumer incentives, thereby limiting the attractiveness of this service to consumers.

        Federal law, such as the Real Estate Settlement Procedures Act, or RESPA, generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions. The applicability of referral fee and fee sharing prohibitions to the lender, realty services, advertising, marketing, distribution and cyberspace rental arrangements used by online companies like LendingTree may have the effect of reducing the types and amounts of fees that LendingTree may charge or pay in connection with real estate-secured loan products, including mortgage brokerage, lending services and real estate brokerage. Notwithstanding these prohibitions, RESPA permits payments for facilities furnished or for services actually performed, so long as the total of those payments bears a reasonable relationship to the market value of such facilities or services. A separate exception exists for cooperative brokerage fees exchanged between real estate brokers. Although LendingTree believes that it has structured its mortgage and real estate referral operations to comply with RESPA, there can be no assurances that the relevant regulatory agency will not take a contrary position.

  Teleservices

        Overview.    PRC provides outsourced customer lifecycle management solutions, both domestically and internationally, to a diversified portfolio of companies. PRC uses its industry-specific business process expertise and enabling technologies to support the brand experience and customer relationship management strategies of its clients. PRC's integrated solutions include inbound (customer-initiated) and outbound teleservices, e-commerce customer care services, information technology (including its proprietary Customer Relationship Management technology), database marketing and management and fulfillment services. PRC provides its clients with a cost-effective and efficient method for managing their growing customer service and marketing needs. PRC also offers a wide variety of information technology services, including the formulation and design of teleservicing and electronic applications, programming and demographic profiling, in each case, on a customized basis.

        PRC's primary source of revenue is its customer care activities, which consist primarily of inbound and outbound teleservicing, as well as other activities, such as direct communication with customers via e-mail, fax, letter and online chat/IP telephony, all of which involve direct communication with consumers. The majority of PRC's revenues are derived from inbound teleservicing, which consists of longer-term customer care and customer service programs that tend to be more predictable than other teleservicing revenues.

        Competition.    The customer care industry is very competitive and highly fragmented. Competitors range in size from very small firms offering specialized applications and short-term projects, to large independent and international firms and the in-house operations of many clients and potential clients, which comprises the largest segment of the teleservices industry. In addition, PRC competes with large technology and consulting firms.

        Regulation.    The industries served by PRC are subject to varying degrees of government regulation, including state qualification and licensing requirements. PRC works closely with its clients and their advisors to develop the scripts to be used by PRC personnel in making customer contacts and to comply with any state qualification and/or licensing requirements for eligibility to perform services for clients. PRC generally requires its clients to indemnify PRC against claims and expenses arising out of the client's business activities.

        PRC's customer care activities involve direct communication with consumers and are subject to extensive regulation by federal and state regulatory authorities including, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the Telephone Consumer Protection Act. Regulations promulgated pursuant to this legislation prohibit the use of automatic telephone dialing systems, artificial and prerecorded messages and telephone facsimile machines to send unsolicited advertisements, as well as deceptive and abusive telemarketing practices. These regulations also control the timing of telemarketing calls and require that certain disclosures be made to consumers at both the outset of telemarketing transactions and prior to obtaining payment information. These regulations also authorized the creation and enforcement of the National Do Not Call Registry. Telemarketers are prohibited from calling consumers who place their number on the National Do Not Call Registry unless there is a pre-existing business relationship between the seller and the consumer.

  Home Services

        Overview.    Home Services consists primarily of ServiceMagic and the brands and businesses it operates. ServiceMagic is a leading online marketplace that connects consumers with pre-screened, customer-rated home service professionals. IAC acquired ServiceMagic in September 2004. When consumers submit a home service request through the ServiceMagic marketplace, ServiceMagic connects them with home service professionals from its network of over 28,000 customer-rated home service professionals, which collectively provide more than 500 different categories of home service needs, ranging from simple home repairs and maintenance to complete home remodeling projects. ServiceMagic earns revenue primarily from fees paid to ServiceMagic by home service professionals for consumer leads, regardless of whether the home service professional that received the lead ultimately provides the requested service, as well as from one time fees charged to home service professionals upon their enrollment in the ServiceMagic network.

        Competition.    ServiceMagic currently competes with other home service-related lead generation services, as well as with Internet directories, local advertising, including radio, direct marketing campaigns, yellow pages, newspapers and other offline directories.

Media & Advertising

        Media & Advertising consists of Citysearch and Evite and the respective brands and businesses they operate, and will include Ask Jeeves from the date of its acquisition on July 19, 2005.

  Ask Jeeves

        Overview.    Ask Jeeves provides information search and retrieval services to search engine users through a diverse portfolio of websites, downloadable applications and distribution networks. Ask Jeeves-branded websites consist of www.ask.com in the U.S., www.ask.co.uk in the U.K. and www.ask.jp (a joint venture) in Japan. On Ask Jeeves-branded websites, search engine users submit queries and Ask Jeeves' proprietary algorithmic search engine, Teoma, responds by generating a list of websites likely to offer relevant and authoritative content. Ask Jeeves' proprietary brands also include three content-rich portals, www.excite.com, www.iWon.com and www.MyWay.com, and several other search sites.

        Ask Jeeves earns revenue primarily by displaying paid listings and other advertisements on its websites. Ask Jeeves also generates revenue by distributing advertisements and search services across two networks of third party websites, the MaxOnline advertising network and the Ask Jeeves syndication network. Ask Jeeves pays fees to network partners in order to reach their users with its advertising and search services. Ask Jeeves proprietary technologies include Teoma, portal technology and ad-serving processes.

        Competition.    In its efforts to attract search engine users, syndicate search technologies and attract network partners and advertisers, Ask Jeeves competes against operators of destination search sites and searchcentric portals, search technology providers and online advertising networks. Ask Jeeves' principal competitors are Google Inc., Microsoft (operator of The Microsoft Network (MSN) portal and provider of MSN Search), Time Warner Inc. (operator of the America Online (AOL) portal) and Yahoo! Inc. (operator of the Yahoo! portal). Ask Jeeves believes that its ability to compete effectively with other search engines and portals for web traffic depends upon, among other things, the relevance and authority of its search results, the ease of use of its search services, the quality of its content, the utility of new and existing features on its websites (and the frequency with which users utilize them) and the speed with which it matches others' innovations.

        Regulation.    The business model of the www.iWon.com portal and certain other products distributed by Ask Jeeves is premised upon the ability to operate sweepstakes, which are subject to the gambling, lottery and disclosure laws of various jurisdictions. Currently, iWon sweepstakes are open to residents of the U.S. and Canada (other than Quebec). Ask Jeeves outsources the operation of certain aspects of its sweepstakes to an independent sweepstakes execution company and believes that its sweepstakes are operated in compliance with current laws and regulations in all applicable jurisdictions. If Ask Jeeves expands its sweepstakes business model internationally, it may be subject to additional international sweepstakes regulation.

  Citysearch

        Overview.    Citysearch is a network of local city guide websites that offer primarily original local content for major cities in the United States and abroad, as well as practical transactional tools. Citysearch city guides provide up-to-date, locally produced information about a given city's arts and entertainment events, bars and restaurants, recreation, community activities and businesses (shopping and professional services), as well as real estate-related and travel information. Citysearch city guides also support online local transactions, including ticketing, hotel reservations, travel and matchmaking through affiliations with leading e-commerce websites, including some operated by IAC brands and businesses. These affiliate partners generally pay Citysearch fees (on a per click or revenue sharing basis, as applicable) for consumer leads sent to their respective websites.

        Citysearch revenues are generated primarily through the sale of online advertising, both local and national, and to a smaller extent, from transaction fees from affiliate partners. Local advertising revenues are derived primarily from the sale of advertising through the Pay-For-Performance model, where businesses pay for the number of click-throughs to their respective profile pages on the

Citysearch website or their own websites, subject to monthly maximums determined by the business. Citysearch also derives revenues from self-enrollment enhanced listings in search results, targeted electronic mail promotions and targeted sponsorship packages.

        Competition.    The markets for local content, local services and local advertising are highly competitive and diverse. Citysearch's primary competitors include online providers of local content, numerous search engines and other site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors that focus on a specific category or geography and compete with specific content offerings provided by Citysearch. Many of Citysearch's competitors have greater financial and marketing resources than it has and may have significant competitive advantages through other lines of business and existing business relationships.

  Evite

        Overview.    Evite is primarily a free online invitation service, which currently sends an average of more than 7 million invitations per month. In October 2004, Evite expanded its service offerings to include user specific recommendation platforms (based upon recommendations from a network of people with whom the user has shared an event) for restaurants, bars and clubs and a searchable database of over 50,000 live events, in each case, powered by Citysearch. The event database is provided through relationships with leading ticketing and event services, including Ticketmaster and Active.com. Evite revenues are generated primarily through online advertising and transaction fees generated from sponsorship partners integrated throughout the Evite service.

        Competition.    Evite competes with a number of online and offline invitation and party planning services, including providers of online greeting cards, web-based invitation services, paper-based invitation services and party planning services. Evite also competes with online and offline social networking services and providers of live event listing information and restaurant, bar and nightlife content.

Membership & Subscriptions

  Vacations

        Overview.    Vacations consists of Interval, a leading membership-services company providing timeshare exchange and other value-added programs to its timeshare-owning members and resort developers worldwide. As of December 31, 2004, Interval had established contractual affiliations with over 2,000 resorts located in 76 countries and provided timeshare exchange services to nearly 1.7 million timeshare owners. Interval's revenues are generated primarily from fees paid by members in connection with exchange and rental transactions and membership fees.

        Interval typically enters into multi-year contracts with developers of timeshare resorts, pursuant to which the developers agree to enroll all purchasers of timeshare accommodations at the applicable resort as members of Interval's network on an exclusive basis. In return, Interval provides the timeshare purchasers with the ability to exchange their timeshare accommodations for comparable accommodations at resorts participating in Interval's exchange network.

        Developers generally remit Interval's initial basic membership fee on behalf of its timeshare owners for membership periods of one to three years at the time the timeshare interests are sold. Some developers have incorporated Interval's annual membership fee into their annual assessments and these owners' memberships are renewed annually by the developer during the period of the resort's participation in the Interval exchange network. However, in most cases, timeshare owners are responsible for renewing their memberships and paying related fees.

        As an upgrade to its basic membership program, for an additional annual fee, exchange members can participate in the Interval Gold Program, a value-added, membership enhancement program. The

Interval Gold Program provides exchange members with year-round benefits and services, such as hotel, dining and leisure discounts, a concierge service and access to special exchange options, including golf, spa and cruise exchanges. As of December 31, 2004, approximately 35% of Interval's timeshare exchange members were enrolled in the Interval Gold Program.

        Interval uses advanced telecommunications systems and technologies to deliver exchange and membership services to its members through call centers and through its website, www.intervalworld.com. Interval also makes travel-related products and services available to its members directly and through third party providers, as well as additional services through its website to select exchange members. Exchange members also receive regular publications highlighting Interval's exchange network and specific exchange opportunities and membership benefits and services and, upon confirmation of an exchange, an exchange information pack, which contains details regarding the relevant resort, on-site services and nearby attractions. Interval also provides a comprehensive array of services to the developers of resorts participating in its network, such as sales and marketing support, consulting services and back-office servicing solutions.

        Competition.    Interval faces competition primarily from Resort Condominiums International, LLC, a subsidiary of Cendant Corporation, as well as several other companies that perform exchanges on a smaller, often more regional, basis. A number of management companies also compete with Interval by offering exchange opportunities among resorts that they manage as a component of their management services. In addition, a wide variety of vacation clubs and large resort developers, some of which participate in Interval's exchange network, are creating and operating their own internal reservation and exchange systems to facilitate alternative accommodations for timeshare owners at their resorts.

        Regulation.    A number of states require Interval to prepare and file annual disclosure documents regarding its exchange services. In addition, the development of timeshare resorts and the sale of timeshare interests is a heavily regulated industry in the U.S. on a state level, as well as in various jurisdictions abroad. This regulation directly affects the resorts and members that participate in Interval's exchange network, which may affect Interval's business and, in turn, IAC's business. These regulatory regimes are routinely under review and are often the subject of legislation. While Interval closely monitors the content and progress of all such legislation, it is unable to predict whether such legislation will be adopted, when and in what form and, if so, what the impact may be on the members and resorts that participate in Interval's exchange network and/or Interval's business.

  Personals

        Overview.    Personals consists primarily of Match.com, uDate.com and related brands. These brands and their networks serviced approximately 983,000 subscribers as of December 31, 2004 and offer single adults a private and convenient environment for meeting other singles through their respective websites, as well as through Match.com's affiliated networks.

        Match.com provides users with access to other users' personal profiles and also enables a user interested in meeting another user to send e-mail messages to that user through Match.com's doubleblind anonymous e-mail system. E-mail recipients respond depending on their interest in the sender. It is free to post a profile on Match.com and to use any of the searching and matching tools available on the site. Match.com charges a subscription fee to users who wish to initiate or respond to e-mails from Match.com members, starting with a single-month term, with discounts for longer term subscriptions.

        Match.com has entered into partnerships and strategic alliances with third parties, including the AOL and MSN portals, in order to increase subscriptions in general, as well as to target particular segments of its potential subscriber base and a broader and more diverse online audience. Typically, these partners earn a commission on each customer subscription they sell into the Match.com service.

        In April 2002, IAC acquired Soulmates Technology Pty Ltd., or Soulmates, a global online personals group providing dating and matchmaking services in approximately 30 countries worldwide. Using the Soulmates technology platform, Match.com operates 30 localized international dating sites in 18 languages. IAC acquired uDate.com, Inc., a global online personals group that owns and operates www.udate.com, in April 2003.

        Competition.    The personals business is very competitive and highly fragmented. Primary competitors of the various brands that comprise Personals include numerous online and offline dating and matchmaking services (both free and paid), some of which operate nationwide and some of which operate locally, and the personals sections of newspapers and magazines. In addition to broad-based personals services, there are numerous niche websites and offline personals services that cater to specific demographic groups.

        Regulation.    Several state legislatures have introduced bills that, if passed into law, would require online dating services such as Match.com to either perform criminal background checks on their subscribers or prominently disclose that they do not perform such background checks. IAC is unable to predict whether any such legislation will be adopted and, if so, the impact such legislation will have on its Personals business.

  Discounts

        Overview.    Discounts consists of Entertainment Publications, a leading marketer of coupon books, discounts, merchant promotions and Sally Foster Gift Wrap. EPI serves more than 160 major markets and does business with approximately 70,000 local merchants and national retailers representing 225,000 North American locations. EPI's Entertainment Book contains discount offers from local and national restaurants and hotels, leading national retailers and other merchants specializing in leisure activities. Information regarding updated offerings is also available through EPI's website. A unique feature of the Entertainment Book is that it is typically sold in connection with fund-raising events, with a percentage of the sale proceeds from these events retained by schools, community groups and other non-profit organizations. EPI also markets discount membership and packages in published and online formats to consumers via online commerce, direct marketing, corporate and retail channels.

        Competition.    Entertainment Publications currently competes on a national level with other providers of dining and other discounts, and on a local level with a variety of discount programs distributed via traditional fundraising channels. EPI also competes with, and expects to face increasing competition from, companies that use traditional fundraising channels to distribute products other than local discount or coupon books, such as gift wrap, magazines and chocolates.

Expedia

  Overview

        Expedia is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands, including Expedia.com, Hotels.com, Hotwire, Expedia Corporate Travel, Classic Custom Vacations and a range of other domestic and international brands and businesses. IAC completed the Spin-Off of Expedia on August 9, 2005.

        Expedia brands and businesses make available a wide selection of travel products and services, from simple, discounted travel to more complex, luxury travel. Expedia's various brands and businesses target the needs of different consumers, including those who are focused exclusively on price and those who are focused on the breadth of product selection and quality of services. Through its differentiated brands and businesses, Expedia helps a broad range of leisure and corporate travelers research, plan and book travel.

        Expedia makes available travel products and services primarily through its wholly-owned, branded websites, as well as through branded websites owned and operated by joint ventures and other companies in which Expedia has made investments. Expedia also makes available travel products and services through its private label program, through which it indirectly makes available travel products and services to customers through third party websites, as well as through traditional offline channels, including full-service telephone booking agents, onsite travel agents working at various corporate customer locations and in-destination Expedia!fun travel desks. Expedia also includes TripAdvisor, a comprehensive online travel search engine and directory.

        Expedia makes its travel products and services available on a stand-alone and package basis primarily through two separate business models, the merchant model and agency model. See "—Merchant and Agency Business Models." In 2004, merchant gross bookings and agency gross bookings were approximately $5.7 billion and $7.5 billion, respectively. Expedia also derives revenue from advertising and promotional activities across its branded websites.

        To ensure the success of its leisure and corporate travel businesses, Expedia has made substantial investments in technology and believes that innovation is a long-term competitive advantage, both in consumer- and supplier-oriented technology.

  Portfolio of Brands and Businesses

        Expedia has created an easily accessible global travel marketplace that is used by a broad range of leisure and corporate consumers and travel agents. This marketplace allows customers to research, plan and book travel products and services from travel suppliers and allows these travel suppliers to efficiently reach and provide their products and services to Expedia customers. Through its diversified portfolio of domestic and international brands and businesses, Expedia makes available, on a standalone and package basis, travel products and services provided by numerous airlines, lodging properties, car rental companies, cruise lines and destination service providers, such as attractions and tours. Using a portfolio approach for Expedia's brands and businesses allows it to target a broad range of customers looking for different value propositions. A description of Expedia's principal brands and businesses appears below.

        Expedia.com.    Expedia.com makes a large variety of travel products and services available directly to consumers through its U.S.-based website, www.expedia.com, as well as through localized versions of its website in Canada, France, Germany, Italy, the Netherlands and the United Kingdom, many of which are leading online travel service companies in their respective country. Through Expedia.com, Expedia also operates www.anyway.com, a leading online travel company in France. Expedia.co-branded websites also serve as the travel channel on MSN.com, Microsoft's online services network in the United States, as well as certain international MSN sites. See "—Marketing." Expedia.com-branded websites target many different types of consumers, from families booking a summer vacation to individual travelers arranging a quick weekend getaway. Consumers can search for, compare information about (including pricing and availability) and book travel products and services on Expedia.com-branded websites, including airline tickets, lodging, car rentals, cruises and many destination services, such as attractions and tours, from a large number of suppliers, on a stand-alone and package basis.

        Hotels.com.    Hotels.com makes available a large variety of lodging options to customers, who can plan, shop for and book lodging accommodations, from traditional hotels to vacation rentals, at over 15,000 properties worldwide. Hotels.com seeks to provide customers with premium content through its U.S.-based website, www.hotels.com (as well as localized versions in the Americas, Europe, Asia-Pacific and South Africa), its vacation rentals website at www.vacationspot.com and its toll-free call centers. Hotels.com is pursuing a strategy focused on differentiating its service offerings by positioning itself as a hotel expert with premium content about lodging properties, while simultaneously moving away from its historical focus solely on discount pricing.

        Hotwire.com.    Hotwire.com is a leading discount travel website that makes available airline tickets, hotel rooms, rental cars, cruises and vacation packages. Hotwire's opaque approach matches the needs of two groups: price-sensitive consumers willing to be flexible to save money and suppliers who have excess seats, rooms and cars they wish to fill without affecting the public's perception of their brands. Hotwire customers enjoy significant discounts by electing to book travel services "opaquely," without knowing certain itinerary details such as brand, time of departure and exact hotel location, while suppliers create value from excess inventory without diluting their core brand-loyal customer base. Hotwire works with many domestic and international airlines, including the U.S. full-service major network airlines, top hotels in hundreds of cities and resort destinations in the U.S., Europe, Canada, Mexico and the Caribbean and major car rental companies nationwide.

        WWTE.    WWTE, Expedia's private label program, is used to make travel products and services available to consumers through third party company-branded websites via Expedia's industry leading technology platform. The private label program, which is a low risk, cost-effective way for Expedia to enter new markets in the United States and abroad, enables Expedia to cover many more markets than is possible by setting up full-scale websites, which requires significant investment in technology and personnel. The products and services made available through WWTE websites are a subset of those made available on Expedia.com-branded websites. Expedia pays participants in the WWTE private label program on a revenue-share basis. Expedia also has a growing international private label business.

        Classic Customs Vacations.    Classic Customs Vacations or CCV, makes premium custom Hawaiian, Mexican, Caribbean and European travel packages available principally to a network of travel agents throughout the United States. Travel agents shopping for premium custom vacation packages for their customers can obtain such packages through the CCV team of telesales professionals. Customers can preview these packages directly through CCV's websites, www.classiccustomvacations.com and www.classicvacations.com.

        Expedia!fun.    Expedia!fun is a network of in-destination travel desks located at hotels and resorts in Florida, Hawaii and Mexico that offer travelers the opportunity to obtain tours, attractions, airport transfer services and other travel-related services. Expedia entered the destination services market through its acquisition of Activity World, a Hawaiian destination service provider, in 2004, and recently expanded its travel desk business with the 2005 acquisition of Premier Getaways, a destination service provider in Florida.

        Expedia Corporate Travel.    Expedia Corporate Travel is a full-service, travel management company that makes travel products and services available to corporate customers in the U.S. and in Europe. Expedia Corporate Travel is growing globally, and in 2004 established Expedia Corporate Travel Europe, which includes www.egencia.com and World Travel Management, which were acquired in March 2004 and August 2004, respectively. Expedia Corporate Travel provides, among other things, centralized booking tools for employees of its corporate customers, support of negotiated airfares and consolidated reporting aimed at small- and mid-sized businesses. Expedia Corporate Travel charges corporate client companies sign-up and set-up fees, as well as transactional fees for making or changing bookings. In addition, Expedia Corporate Travel provides on-site agents to some corporate clients in order to support the related account.

        TripAdvisor.    TripAdvisor is a comprehensive online travel search engine and directory that aggregates unbiased articles, guidebook reviews and user comments on cities, hotels and activities in a variety of given destinations from a number of online sources. In addition to travel-related information, TripAdvisor's destination-specific search results provide links to the websites of TripAdvisor's travel partners (travel service providers and marketers) through which consumers can make related travel arrangements.

  International Opportunities and Investments

        Expedia leverages its established brands and businesses to enter markets with large existing travel markets and established consumer behavior for planning and purchasing travel. Expedia reaches many customers in several countries and multiple continents through the brands and businesses described above. Expedia typically customizes international points of sale to reflect local language, currency, customs, traveler behavior and preferences and local hotel markets, all of which may vary from country to country. Expedia intends to continue to expand its international presence.

        Expedia believes that Europe presents an especially large opportunity for its brands and businesses. Europe is more populous than the U.S. and, with more generous vacation policies by employers, Europeans generally take more frequent and longer vacations than do Americans. European hotel markets are more fragmented than U.S. hotel markets, and therefore, Expedia believes that it is more difficult for European hotels to reach their customers through traditional marketing initiatives than for U.S. hotels. Expedia believes that its ability to deliver the targeted marketing characteristics of the Internet increases the value it can bring to travel suppliers in Europe and elsewhere.

        In addition to expanding its brands and businesses into foreign markets, Expedia also makes investments in travel and travel-related businesses abroad. For example, through Expedia.com, Expedia is party to a joint venture with Société Nationale des Chemins de Fer Français (SNCF), the state-owned railway group in France, which operates www.voyages-sncf.com, a leading online site for e-tourism in France. SNCF and Expedia (through Expedia.com) own 50.1% and 49.9% of the joint venture, respectively.

        Expedia has also expanded into the Asia-Pacific region, where travel markets are growing. As part of its expansion into Asia-Pacific, Expedia currently holds approximately 52% of the outstanding capital stock (on a fully diluted basis) of eLong, Inc. (NASDAQ:LONG), or eLong. This stake represents approximately 96% of the total voting power of eLong. eLong is an independent travel service company headquartered in Beijing with a national presence across China. eLong uses web-based distribution technologies and a 24-hour nationwide call center to provide consumers with consolidated travel information and the ability to access hotel reservations at discounted rates at over 2,600 hotels in major cities across China. eLong offers air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services.

  Merchant and Agency Business Models

        Expedia, through its various brands and businesses, makes travel products and services available on a stand-alone and package basis, primarily through two separate business models: the merchant model and the agency model. Under the merchant model, Expedia facilitates the booking of hotel rooms, airline seats, car rentals and destination services from its travel suppliers and is, for such bookings, the merchant of record. Acting as the merchant of record enables Expedia to achieve a higher level of net revenues per transaction, promote additional services for its travel suppliers and generally provide lower prices to consumers as compared to those provided through the agency model. Merchant revenues are recognized when the customer uses the travel product or service, as opposed to when the travel product or service is booked. In the case of merchant transactions, Expedia generally has certain latitude to establish and change prices charged to customers (as compared to agency transactions). The merchant model provides travel suppliers a cost-efficient way (as compared to traditional marketing initiatives) to increase the marketing and promotion of their brands. Merchant revenues are derived from the difference between amounts paid to the travel suppliers and the amounts paid by the consumer.

        Under the agency model, Expedia acts as an agent in the transaction, passing reservations booked by its customers to the relevant airline, hotel, car rental company or cruise line. Expedia receives a commission or ticketing fee from the travel supplier for its services under the agency model. In the case of agency airline transactions, Expedia also receives fees from global distribution systems partners, or GDSs, which control the computer systems through which air travel reservations are booked, in addition to any commissions or ticketing fees paid by travel suppliers. In agency transactions, the travel supplier sets the price paid by the consumer and the travel supplier appears as the merchant of record for the transaction. Agency revenues are derived primarily from commissions and ticketing fees from travel suppliers, revenues from GDSs and fees from leisure and corporate customers and are recognized at the time the reservation is booked. Fees from leisure and corporate customers include (i) service fees, which are charged in connection with most bookings on U.S. and some international websites, (ii) fees for processing and delivery of paper airline tickets via express mail and (iii) corporate transaction service fees for travel booking services provided to corporate customers.

        Through Expedia-branded websites, customers can dynamically assemble multiple component travel packages in a single transaction at a savings as compared to booking each component separately. Packages assembled by customers through the dynamic packaging model on Expedia-branded websites include at least one major merchant air, car or hotel component. Customers select packages based on the total package price, without being provided component pricing. The use of the merchant travel components in packages enables Expedia to make certain travel products available at prices lower than those charged on a per component basis by travel suppliers without impacting their established pricing and positioning models.

  Relationships with Travel Suppliers and Distribution Partners

        Overview.    Expedia makes travel products and services available from a variety of large and small commercial and charter airlines, lodging properties, major car rental companies and cruise lines and in-destination service providers. Expedia seeks to build and maintain long-term, strategic relationships with these travel suppliers that have the mutual objective of shared success, as well as build additional strategic relationships with other travel suppliers and GDS partners. An important component of the success of Expedia's business depends on its ability to maintain its existing, as well as build new, relationships with travel suppliers and GDS partners.

        Benefits to Travel Suppliers.    Expedia strives to deliver value to its travel suppliers through a wide range of innovative, targeted merchandising and promotional strategies designed to increase their revenues, while simultaneously reducing their marketing transaction and customer service costs. Expedia maintains a supplier relations team, which consists of a staff of account executives and market managers who work directly with travel suppliers to increase the marketing of their travel products through Expedia's brands and businesses.

        In addition, Expedia has developed proprietary, supplier-oriented technology that streamlines the interaction between some of its websites and hotel property management systems, making it easier and more cost-effective for hotels to manage reservations made through certain Expedia brands and businesses. Through "direct connect" technology, hotels can upload information about available products and services and rates directly from their central reservation systems into certain Expedia websites, as well as automatically confirm hotel reservations made by Expedia customers. In the absence of direct connect technology, both of these processes are generally completed manually. There are currently more than one thousand hotels in North America that have adopted direct connect technology and Expedia expects that this number will increase in the future.

        Travel Supplier and Distribution Partner Revenues. A portion of Expedia's agency revenues are derived from compensation paid by travel suppliers and GDS partners for bookings made through Expedia's websites. Expedia generally negotiates these commissions and fees with its travel suppliers and GDS partners. Over the last several years travel suppliers have generally reduced or eliminated commissions and payments to travel agents and other travel intermediaries.

  Industry and Competition

        Expedia's brands and businesses compete in rapidly evolving and intensely competitive markets. According to industry sources, combined global travel sales (for the United States, Europe and the Asia Pacific region) in 2004 were approximately $875 billion, approximately $90 billion of which were transacted online. Combined travel sales for Europe and the Asia Pacific region in 2004 were approximately $529 billion, approximately $33 billion of which were transacted online. Industry sources predict that online travel sales in Europe and the Asia Pacific region will grow by as much as approximately 40% over the next several years. The relatively low percentage of total travel sales transacted online in international markets indicates that these markets represent especially large opportunities for Expedia and those of its competitors that wish to expand their brands and businesses abroad.

        Expedia's competitors include online and offline travel companies that target leisure and corporate travelers, travel supplier direct websites and other channels, consolidators and wholesalers of travel products and services and other companies offering travel search engines, content or advice, in each case, on a local, regional, national and/or international basis.

        Expedia believes that maintaining and enhancing its brands is a critical component of its efforts to compete with its competitors. Expedia's brands and businesses differentiate themselves from competitors primarily on the basis of quality and breadth of travel products made available, channel features and usability, price, customer service and quality of travel planning content and advice. The emphasis on one or more of these factors varies, depending on the brand or business and the related target demographic.

        Expedia's brands and businesses face competition from travel supplier direct websites. In some cases, supplier direct channels offer advantages to customers, such as loyalty programs or lower transaction fees. Expedia believes that its websites, which feature travel products and services from numerous travel brands (as opposed to a single brand), have greater appeal in the case of brand-agnostic customers, a much larger demographic than brand-loyal customers.

        Expedia's business is generally sensitive to changes in the competitive landscape, including the emergence of new competitors, most recently, the travel meta-search engine. Travel meta-search engines aggregate pricing and other information from other travel websites, and present this information in the form of consolidated, comparative search results to their users. Consumers can purchase travel products and services directly from travel suppliers by clicking-through to their branded websites through search results or links posted on the travel meta-search engine. TripAdvisor competes with other travel search engine companies and traditional offline travel directories.

        Some of Expedia's competitors may be able to make products and services from travel suppliers available on more favorable terms based on a variety of factors, including their willingness to accept lower revenues, better relationships with suppliers and their vertical integration with GDSs and/or travel suppliers. Expedia expects its current and future competitors to continually revise and improve their business models. Travel product and service providers that work with Expedia and its online competitors may introduce pricing or other business changes that could adversely affect Expedia's attractiveness to travel suppliers.

  Marketing

        Expedia's marketing programs, initiatives and related spending accrue to the primary goals of building and maintaining individual brand propositions across its portfolio of brands, driving traffic and conversion through its various brands and businesses, lowering ongoing customer acquisition costs, increasing market share and strategically positioning its various brands and businesses in relation to one another. The long-term success of Expedia depends on its continued ability to increase the overall number of customer transactions in a cost-effective manner.

        Expedia's marketing programs and initiatives primarily include direct and/or personalized customer communications, search engine marketing and online and offline advertising. In addition, the Expedia-branded websites operate the travel channel on the MSN.com website in the U.S. and MSN websites in Canada, the United Kingdom, Italy, France and Germany. The related MSN contract continues through June 2005. Expedia is currently negotiating the renewal of this agreement with Microsoft. However, no assurances can be provided that Expedia will be able to renew the agreement on acceptable terms, if at all.

        Expedia also makes use of affiliate marketing. The Expedia.com and Hotels.com-branded websites receive bookings from consumers who have clicked-through to the respective websites through links posted on affiliate partner websites through affiliate programs, including the Interactive Affiliate Network, or IAN.com. As of December 31, 2004, Expedia had affiliation agreements with thousands of third party affiliate partners, including a number of leading travel companies, pursuant to which it pays affiliate partners a commission for bookings originated from their websites. Affiliate partners can maketravel products and services available through an Expedia-branded website, a co-branded website or their own private label website. Expedia also provides its affiliates with industry-leading technology and access to a wide range of products and services.

  Expedia Regulation

        Expedia must comply with laws and regulations relating to the travel industry and the provision of travel services, including registration in various states as "sellers of travel" and/or vacation clubs and compliance with certain disclosure requirements and participation in state restitution funds. In addition, Expedia businesses are subject to regulation by the U.S. Department of Transportation and must comply with various rules and regulations governing the provision of air transportation, including those relating to advertising and accessibility.

        Expedia is currently subject and, as Expedia continues to expand the reach of its brands and businesses into the European, Asia-Pacific and other international markets, will become increasingly subject, to laws and regulations applicable to travel agents in those markets, including laws regulating the provision of travel packages and industry specific value-added tax regimes. For example, the EEC Council Directive on Package Travel Package Holidays and Package Tours imposes various obligations upon marketers of travel packages, such as disclosure obligations to consumers and liability to consumers for improper performance of the package, including supplier failure. Laws applicable to travel agents in these markets are subject to change at any time and authorities in these markets are regularly considering new legislation, as well as changes in the application of existing laws and regimes applicable to travel agents and the travel industry.

QuickLinks

  Exhibit 99.1
DESCRIPTION OF BUSINESS